KAPALUA BAY HOTEL & VILLAS


     PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS


                           BETWEEN


                      YCP KAPALUA L.P.,

               a Delaware limited partnership,

                             and

                 YCP KAPALUA OPERATOR, INC.,

                   a Delaware corporation,

                   collectively, AS SELLER




                             AND




            MAUI LAND & PINEAPPLE COMPANY, INC.,

                    a Hawaii corporation,

                        AS PURCHASER



                    As of April 30, 2004











     PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

     THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "Agreement") is made as of April 30, 2004 (the "Effective Date"), by and among YCP KAPALUA L.P., a Delaware limited partnership ("Land Company"), and YCP KAPALUA OPERATOR, INC., a Delaware corporation ("Operating Company") (Land Company and Operating Company being referred to herein collectively as "Seller"), and MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation ("Purchaser").

                    W I T N E S S E T H:

     A. Seller is the owner of the Property (defined below).

     B.    Seller desires to sell the Property and Purchaser
desires   to  purchase  the  Property,  on  the  terms   and
conditions set forth in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:

                          ARTICLE I
                      PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase, all of Seller's right, title and interest in and to the following:

     (a) the leasehold interest in the land and any other interest, if any, in the land situated in the Kapalua area of Maui, Hawaii more particularly described on Exhibit A attached hereto and made a part hereof, and the leasehold interest in the land and any other interest, if any, in the land described in the Restaurant Ground Lease (as defined below), together with all and singular the rights and appurtenances of Seller pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the "Land");

     (b) the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, that certain 196 room hotel commonly known as "Kapalua Bay Hotel & Villas", which includes, without limitation, the Bay Club Restaurant (collectively, the "Hotel") (the property described in clause (b) of this
     Section 1.1 being herein referred to collectively as the "Improvements");

     (c) all tangible personal property upon the Land, within the Improvements or used in connection with the operation of the Hotel, including specifically, without limitation, appliances, furniture, furnishings, equipment, carpeting, draperies and curtains, tools and supplies, decorations, china, glassware, linens, silver, utensils, all vehicles (if any), and other items of personal property (excluding cash and deposit accounts used exclusively in connection with the operation of the Land and the Improvements, and subject to
     (i) depletion, resupply, substitution, replacement and disposition in the ordinary course of business and (ii) the provisions of Section 1.1(g) below and the provisions of
     Section 4.4(b) with respect to unopened inventories (the property described in clause (c) of this Section 1.1 (and not excluded) being herein referred to collectively as the "Personal Property");

     (d) subject to Section 4.4(b) below, all contracts or reservations for the use of guest rooms, ballroom and banquet facilities or meeting rooms or other facilities of the Hotel or located within the Improvements ("Bookings");

     (e) all contracts and agreements (collectively, the "Operating Agreements") relating to the ownership, use, occupancy, service, supply, entitlement, construction, development, management, upkeep, repair, maintenance or operation of the Land, the Improvements or the Personal Property or other property used in connection with the operation of the Hotel, including specifically, without limitation, (i) all rights of Seller under all equipment leases, (ii) any rights and obligations of Seller under that certain Kapalua Villas Management Agreement dated September 5, 1996 (the "Villas Management Agreement") executed by and between Operating Company and Kapalua Land Company, Ltd., a Hawaii corporation ("KLC"), and any rental agreements or other management agreements for the residential condominium "villas" located adjacent to the Hotel (collectively, "Rental Agreements"), and (iii) rights to that certain Supplemental Agreement dated on or about 1985 executed by and among Purchaser, KLC and The KBH Company, a California limited partnership ("KBH"), as amended by that certain Amendment of Supplemental Agreement dated September 5, 1996 executed by Purchaser and Operating Company (as amended, the "Supplemental Agreement"), and (iv) that certain Reciprocal Use Agreement dated October 22, 1985, executed by and among Purchaser and KBH, as amended by that certain Amendment to Reciprocal Use Agreement dated September 5, 1996 executed by Purchaser and Operating Company (as amended, the "Reciprocal Use Agreement");

     (f) (i) all existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Land, the Hotel, the Improvements or the Personal Property;
     (ii) all transferable names, marks, logos and designs, used in the operation or ownership of the Land, the Hotel, the Improvements or the Personal Property or any part thereof, if any; (iii) all transferable licenses, franchises and permits, documents and materials, business records, plans, specifications, authorizations, approvals, entitlements, related to the Property, including but not limited to those owned by Seller and used in or relating to the ownership, occupancy or operation of the Land, the Hotel, the Improvements or the Personal Property or any part thereof, including, without limitation, to the extent assignable (and subject to any approval rights of the Maui Planning Commission), that certain Special Management Area Use Permit issued by the County of Maui Department of Planning and dated as of October 9, 2002, and (iv) to the extent assignable or transferable, all other intangible personal property used solely in connection with the Property, but specifically excluding those which are proprietary to Manager (as defined below) except to the extent the Management Agreement (as defined below) permits the same to be used by or for the Property following the termination of the Management Agreement without payment of any additional compensation other than standard payments due under the Management Agreement or to the extent Purchaser acquires any such right directly from Manager, at no cost or liability to Seller (the property described in this clause (f) of this Section 1.1 being herein referred to collectively as the "Intangibles");

     (g) subject to Section 4.4(b) below, (i) all food and beverages (subject to any legal restrictions pertaining to the sale or transfer of alcoholic beverages);
     (ii) engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel and materials; stationery and printing items and supplies; and (iii) other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Land, the Improvements or the Personal Property, together with any additions thereto prior to Closing (defined below) and subject to depletion, resupply, substitution, replacement and disposition in the ordinary course of business (all of the foregoing being referred to herein as the "Consumable Inventory" and, to the extent contained in unopened boxes, bottles, jars or containers as of the date of Closing, shall be collectively referred to, together with unopened packages of china, glass, silver and linens, as the "Unopened Inventory");

     (h) all leases for the lease and occupancy of space at the Hotel (collectively, the "Leases") listed and described on
     Schedule 1.1(h) attached hereto and made a part hereof, including any deposits relating to such Leases held by Seller and not applied to the tenant's obligations as of the date of Closing. For purposes of this Agreement, "Leases" do not include Bookings;

     (i) all accounts receivable of the Hotel and all related operations (collectively, the "Receivables") (provided that such receivables are to be purchased by Purchaser at Closing for an amount equal to (A) 100% of the amount set forth as the "guest ledger" on the Hotel's most current balance sheet and (B) 98% of the amount set forth as the "city ledger" on the Hotel's most current balance sheet, and are not included in the Purchase Price); and

     (j) subject to Section 4.4(b)(xvi) hereof, Seller's interest in the funds contained in "house banks" for the Hotel as of the Cut-Off Time (defined in Section 4.4(a) below), whether held in the name of Seller, the Hotel or Manager and owned by Seller (collectively, the "House Bank Funds"). Purchaser expressly acknowledges and agrees that the Property to be transferred to Purchaser pursuant to this Agreement does not include any reserve or other accounts created or maintained by Seller or Manager in connection with the ownership or operation of the Hotel; provided that, to extent that any such reserves exist under the Management Agreement (defined below) or otherwise as of the Closing Date (defined below) and are not returned and released to Seller on such date, Seller's right to such unreturned reserves shall be assigned to Purchaser at Closing and Seller shall receive a credit to the Purchase Price in the full amount of such reserves.

1.2  Property Defined.

     (a) The Land and the Improvements are sometimes collectively referred to herein as the "Real Property" and the Real Property, the Personal Property, the Bookings, the Operating Agreements, the Intangibles, the Consumable Inventory, the Leases, the Receivables and the House Bank Funds are hereinafter sometimes referred to collectively as the "Property"; provided that, the Purchase Price does not include, and shall be adjusted with respect to, the Receivables, the House Bank Funds, the Unopened Inventory and the other adjustment items described in Section 4.4 below.

     (b)  Notwithstanding anything to the contrary in Section
     1.1, the following items are expressly excluded from the
     Property:

          (i) All cash on hand or on deposit, any operating account or other account or reserve, except for security deposits held by Seller as landlord with respect to any Lease and the House Banks which are to be transferred at Closing subject to the terms of this Agreement;

          (ii) Any tangible or intangible property owned by Manager, except to the extent the Management Agreement permits same to be used by or for the Property following the termination of the Management Agreement without payment of any additional compensation other than standard payments due under the Management Agreement or to the extent Purchaser acquires any such right directly from Manager, at no cost or liability to Seller, and Purchaser elects to obtain or acquire same; and

          (iii) Any fixtures, personal property or intellectual property owned by (A) the supplier, vendor, licensor, lessor or other party under any Operating Agreements, (B) the tenant under any Lease, (C) any employees, (D) any guests or customers of the Hotel, or (E) any other third party.

1.3   Permitted Exceptions.   The Property shall be conveyed
subject  to  the  matters which are, or are  deemed  to  be,
Permitted   Exceptions  pursuant  to   Article   II   hereof
(collectively, the "Permitted Exceptions").

1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of FORTY-NINE MILLION
THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($49,300,000.00)
(the "Purchase Price").

1.5  Payment of Purchase Price.
     (a) On or before 10:00 a.m. Hawaii time on the date that is one (1) business day prior to the scheduled Closing Date (but in no event later than 10:00 a.m. Hawaii time on the date that is one (1) business day preceding the Outside Closing Date (defined below), Purchaser shall deliver to Escrow Agent (defined below) by wire transfer an amount equal to the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, less the Earnest Money (defined below) previously delivered to Escrow Agent.

     (b) The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser and Escrow Agent prior to the Closing.

1.6  Earnest Money.

     (a) Concurrently with Purchaser's execution and delivery of this Agreement Purchaser shall deposit the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) ("First Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer, with Title Guaranty Escrow Services ("Escrow Agent") having its office
     at  235  South  Queen Street, Honolulu, Hawaii   96813,
     Attention: Barbara Paulo. On or before the expiration of the Inspection Period (as defined below), provided that Purchaser has not terminated the Agreement, Purchaser shall deposit with Escrow Agent the additional sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) ("Second Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer. The First Deposit and the Second Deposit, together with all interest earned on such sums, are herein referred to collectively as the "Earnest Money".

     (b) Escrow Agent shall hold the First Deposit and the Second Deposit in an interest-bearing account in a commercial bank or banks reasonably acceptable to Seller and Purchaser at money market rates, or in such other investments as shall be reasonably approved in writing by Seller and Purchaser, in accordance with the terms and conditions of this Agreement. All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any responsibility or liability to Purchaser in connection with the accrual or payment of interest on any portion of the Earnest Money. The Earnest Money shall be either, all as expressly provided in this Agreement: (a) applied at the Closing against the Purchase Price, (b) returned to Purchaser pursuant hereto, or (c) paid to Seller pursuant hereto. For purposes of reporting earned interest with respect to the Earnest Money, Purchaser's Federal Tax Identification Number is 99-0107542, and Seller's Federal Tax Identification Number is 58-2255646.

     (c) Time is of the essence for the delivery of Earnest Money under this Agreement and the failure of Purchaser to timely deliver any portion of the Earnest Money shall be a material default, and shall entitle Seller, at Seller's sole option, to terminate this Agreement immediately and to pursue all remedies available to Seller under this Agreement and applicable law.

1.7 Escrow Instructions. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Purchaser and escrow instructions for Escrow Agent. Seller and Purchaser shall promptly execute and deliver to Escrow Agent any separate or additional escrow instructions requested by Escrow Agent which are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend this Agreement unless expressly set forth by the mutual consent of Seller and Purchaser.

1.8  Management Agreement.
     (a) Purchaser acknowledges that the Hotel is being operated and managed by Sheraton Hawaii Hotels Corporation, a Hawaii corporation (the "Manager"), pursuant to that certain Management Agreement dated as of January, 2000 by and between Operating Company and Manager, as amended by that certain First Amendment to Management Agreement dated
     April 15,2002 executed by and between Operating Company and Manager (collectively, as amended, the "Management Agreement"). Subject to the provisions of this Section 1.8, the Management Agreement shall be terminated by Seller concurrently with the Closing.

     (b) Notwithstanding the foregoing, Purchaser shall have the right, to be commenced, if at all, promptly after execution of this Agreement and pursued diligently by Purchaser, to
     (i) request Manager's consent to an assignment of the Management Agreement to Purchaser at Closing pursuant to
     Section 9.2 of the Management Agreement and to Purchaser's assumption of the Management Agreement at Closing, and/or
     (ii) negotiate with Manager to obtain a short-term or long-term extension to the Management Agreement (or replacement to the Management Agreement) effective as of the Closing Date. Seller shall use commercially reasonable efforts to cooperate with Purchaser's attempts to negotiate and implement such a consent or agreement, provided that such cooperation shall be at no cost or expense to Seller and provided further that Seller shall incur no additional liability as a result thereof.

     (c) Notwithstanding the provisions of paragraph (a) above, Seller shall not terminate the Management Agreement if Purchaser (i) determines in its sole discretion that it has reached a satisfactory agreement with Manager regarding Manager's continued operation of the Hotel following the Closing Date, and (ii) provides Seller with written notice of instruction not to terminate the Management Agreement on or before the date two (2) business days prior to the thirtieth (30th) day preceding the Outside Closing Date, which notice shall include the unconditional written consent of Manager to the assignment of the Management Agreement to Purchaser.

     (d) In no event shall Purchaser's negotiations with Manager regarding an amendment to the Management Agreement or any replacement hotel management agreement (i) constitute a condition to Closing or otherwise affect Purchaser's obligation to close the purchase of the Hotel, or (ii) extend the Outside Closing Date.

     (e) Time is of the essence with respect to the provisions of this Section 1.8.

1.9  Collective Bargaining Agreement.

     (a) Effective as of the date of the Closing, Purchaser shall have elected (which election shall have been communicated to Seller in writing on or before the expiration of the Inspection Period) either to:

          (i) pursuant to the Assignment of Contracts, assume and agree to perform all obligations of the "Hotel" and "Employer" under that certain Union-Management Operating Agreement effective as of July 2, 2001, by and between Operating Company and International Longshore and Warehouse Union, Local 142 (the "Union") (the "Labor Agreement") becoming due after the Closing Date; or

          (ii) not assume the Labor Agreement and any obligations thereunder and instead establish its own initial terms and conditions of employment (provided that Purchaser shall be required to comply with the rules and doctrines for successor employers under applicable law to the extent applicable in connection therewith); or

          (iii) agree with the Union to a modified collective bargaining agreement provided that the modified collective bargaining agreement does not enlarge upon any of Seller's obligations under the Labor Agreement or increase Seller's liability.

     (b) If Purchaser fails to communicate its election in writing to Seller prior to the expiration of the Inspection
     Period, Purchaser shall be deemed to have irrevocably selected the option under subsection (a)(i) above.

     (c) Seller shall use commercially reasonable efforts to cooperate with whatever election Purchaser makes under this
     Section 1.9, at no cost or expense to Seller and provided that Seller shall incur no additional liability as a result thereof. In no event shall Purchaser's negotiations or the reaching of an agreement with the Union with respect to the Labor Agreement (i) constitute a condition to Closing or otherwise affect Purchaser's obligation to close the purchase of the Hotel, or (ii) extend the Outside Closing Date.

     (d) If Purchaser assumes the Labor Agreement, effective as of the Closing Date, Purchaser covenants to comply at all times with the obligations arising thereafter of the Hotel owner or "Employer" under the Labor Agreement as the successor-in-interest to Seller under such agreement. If Purchaser elects not to assume the Labor Agreement and instead enters into an agreement with the Union which modifies the Labor Agreement, Purchaser shall notify Seller and Seller agrees to reasonably cooperate with Purchaser in implementing any changes agreed to with the Union provided that such changes do not impose any new or additional costs or liability on Seller.

     (e) Seller shall deliver to Purchaser at Closing the following information from the personnel records for any Hotel employee offered employment by Purchaser at Closing (to the extent each such item is available in Seller's personnel records), subject to (i) any applicable legal requirement (including, without limitation, any privacy or consent rights of employees and any restrictions imposed by the Health Insurance Portability and Accountability Act of
     1996), and (ii) any rights of Manager under the Management
     Agreement: (A) the employee's hire date and seniority date,
     (B) the job positions held by the employee, the job description for each job, the dates of each job change and the wage rates paid for each job, (C) the type and dates of all paid and unpaid leaves requested and granted to the employee (provided that in no event shall any medical information or indication of medical conditions be required to be supplied to Purchaser), (D) all commendations and all disciplinary actions issued to the employee including counseling, warnings (including oral warnings noted in the personnel files), suspensions, demotions, transfers and terminations, (E) all agreements regarding the employee's employment with the employee or with the Union including any last chance agreements, (F) all performance reviews, (G) all grievances and arbitration awards regarding the employee or the interpretation and application of the Labor Agreement generally, (H) all claims, charges or complaints filed by or against the employee relating to the employee's employment at the Hotel (provided that any such claims, charges or complaints against any employee resulted in warnings or disciplinary action), and (I) all current garnishment and child support orders, tax liens or other court or government agencies orders relating to the employee that requires any continuing action by the Hotel.

     (f)  The provisions of this Section 1.9 shall survive
     Closing.

1.10 Multiemployer Plan.

     (a) Purchaser acknowledges and agrees that (i) Purchaser shall be responsible for all amounts, if any, as may be owed by or assessed against Seller (as withdrawal liability or otherwise) in connection with any actual or deemed withdrawal from the Hotel Industry
     - ILWU Pension Plan (the "Multiemployer Plan") in connection with the Closing and the sale of the Hotel by Seller or Purchaser's failure to assume the Labor Agreement in connection therewith, and (ii) the Purchase Price agreed upon between Purchaser and Seller has already been reduced to reflect an estimate (as of the Effective Date) of any potential liability Purchaser may have under this Section 1.10 for amounts which might become due and payable in connection with the Multiemployer Plan. Such amounts shall be paid without regard to any right Seller may have to contest any such withdrawal liability assessment. If Purchaser so requests in writing, Seller will provide such cooperation (at no expense to Seller) as Purchaser may reasonably request to contest such withdrawal liability assessment after payment thereof. Any such contest shall be at Purchaser's sole expense. Purchaser shall indemnify, defend, protect and hold harmless Seller for any payments Seller is required to make on account of any withdrawal under the Multiemployer Plan. Purchaser agrees to provide Seller with a copy of any notice of withdrawal liability it may receive with respect to the Multiemployer Plan, together with all the pertinent details with respect thereto.

     (b) Purchaser shall have the right to mitigate the requirement to make payments under Section 1.10(a) above which may be owed by or assessed against Seller as withdrawal liability by eliminating any actual or deemed withdrawal from the Multiemployer Plan, if Purchaser (i) assumes the Labor Agreement as provided above, or (ii) enters into a new labor agreement with the Union that contemplates contributions to the Multiemployer Plan (as defined below) by Purchaser, effective as of the date of the Closing, and takes steps required by Section 4204 of ERISA and the regulations and interpretations promulgated thereunder (collectively, "Section 4204 of ERISA"), which shall include contributing with respect to substantially the same number of contribution base units for which Seller had an obligation to contribute under the Labor Agreement immediately prior to the date of the Closing, and by complying with the following subsections (A) through (D):

          (A) During the period commencing on the first day of the plan year following the Closing and ending on the expiration of the fifth (5th) such plan year (the "Contribution Period"), Purchaser shall provide the Multiemployer Plan with either a bond or an escrow in an amount and manner meeting the requirements of Section 4204 of ERISA. Purchaser shall promptly notify the Multiemployer Plan of the transactions contemplated by this Agreement, and, if applicable, satisfy each such plan that this transaction complies with the terms of
          Section 4204 of ERISA. Any proposed notice or communication to the Multiemployer Plan pursuant to this Section 1.10(b)(A) shall be provided to Seller at least ten (10) days before such notice is provided to the plan, and the form of such notice and communication shall be subject to Seller's written approval, which approval shall not be unreasonably withheld. Any notice from the Multiemployer Plan, including, but not limited to, any notice of withdrawal liability, shall be provided to Seller within three (3) business days of the time it is provided to Purchaser.

          (B) If Purchaser at any time during the Contribution Period withdraws from the Multiemployer Plan in a complete or partial withdrawal with respect to any employees covered by the Labor Agreement or any other collective bargaining agreement, Purchaser shall cause any resulting withdrawal liability to be timely paid, and if Purchaser fails to pay such withdrawal liability in a timely manner to the Multiemployer Plan, Seller agrees it will be secondarily liable for any withdrawal liability it would have had to the Multiemployer Plan with respect to the operations (but for Section 4204 of ERISA).
          Purchaser shall indemnify, defend, protect and hold harmless Seller for any withdrawal liability payments Seller is required to make on account of this subsection (B). Purchaser agrees to provide Seller with a copy of any notice of withdrawal liability it may receive with respect to the
          Multiemployer Plan, together with all the pertinent details with respect thereto.

          (C) Purchaser shall notify Seller in the event that Purchaser withdraws from the Multiemployer Plan in a complete or partial withdrawal during the Contribution Period, and upon reasonable request of Seller, shall provide Seller with any and all information relevant to the obligations of Purchaser and Seller under this Section 1.10 that is reasonably available to Purchaser. Purchaser shall provide Seller with copies of all notices, demands, and other correspondence between Purchaser (or any party acting on behalf of
          Purchaser or in connection with a partial or complete withdrawal by Purchaser) and the Multiemployer Plan relating to such withdrawal.

          (D) If at any time after the Closing, a bond, escrow or letter of credit is required for the Multiemployer Plan pursuant to Section 4204(a)(3) of ERISA, Purchaser shall, at its sole cost and expense, post such bond, escrow or letter of credit in an amount, for the period of time, and in a form that complies with Section 4204(a)(3) (or obtain a variance from such bonding, escrow or letter of credit requirement from the Plan or the Pension Benefit Guaranty Corporation) and furnish proof of such compliance to Seller.

     (c)   The provisions of this Section 1.10 shall survive
     Closing.

1.11  Assumed Liabilities. At Closing, to the extent  either
(a) arising after the Closing or (b) Purchaser receives a credit to the Purchase Price with respect to such Liabilities (as defined below) at Closing, Purchaser shall assume all liability, obligation, damage, loss, cost or expense of any kind or nature whatsoever (collectively, "Liabilities"), arising from, relating to, or in connection with the Property or the Hotel. Notwithstanding the foregoing, Purchaser shall not assume or be responsible for any Liability to the extent such Liability is a breach of a Seller covenant which survives Closing or any Seller representation under Section 5.1 below. The parties' rights and obligations under this Section 1.11 shall survive the Closing.

1.12 Non Liability.
     (a) Seller agrees that neither the partners, directors, shareholders, affiliates, officers, employees, members, managers nor agents of Purchaser have any personal obligation hereunder, and that Seller shall not seek to assert any claim or enforce any rights hereunder against such partners, directors, officers, employees, members, managers or agents of Purchaser.

     (b) Purchaser agrees that neither the partners, directors, shareholders, affiliates, officers, employees, members, managers nor agents of Seller have any personal obligation hereunder, and that Purchaser shall not seek to assert any claim or enforce any rights hereunder against such partners, directors, officers, employees, members, managers or agents of Seller.

    (c)  This Section 1.12 shall survive Closing.

1.13 Indemnification.

     (a) Seller hereby agrees to defend, indemnify and hold Purchaser and all directors, officers, shareholders, affiliates, members, managers, partners, employees and agents of Purchaser (each, a "Purchaser Indemnified Party") harmless from and against all losses, damages, costs and expenses, including, without limitation, reasonable legal fees and disbursements, incurred by a Purchaser Indemnified Party arising out of (i) claims made by employees of the Hotel, but only if such claims arise from acts or omissions of parties other than a Purchaser Indemnified Party occurring solely during Seller's ownership of the Hotel,
     (ii) obligations of Seller under any contracts executed in connection with the Hotel to the extent that such obligations arise prior to the Closing Date, and (iii) personal injury claims, but only if such claims arise from acts or omissions occurring solely during Seller's ownership of the Hotel. In no event shall such obligation to defend, indemnify or hold harmless include any matters for which Purchaser has assumed liability, received a credit against the Purchase Price, or waived or relinquished rights or released Seller pursuant to this Agreement, including, without limitation, pursuant to Section 9.1 or Section 9.2 below.

     (b) Purchaser hereby agrees to defend, indemnify and hold Seller and all directors, officers, shareholders, affiliates, members, managers, partners, employees and agents of Seller (each, a "Seller Indemnified Party") harmless from and against all losses, damages, costs and expenses, including, without limitation, reasonable legal fees and disbursements, incurred by a Seller Indemnified Party arising out of (i) claims made by employees of the Hotel, but only if such claims arise from acts or omissions occurring solely on or after the Closing Date, (ii) obligations of Purchaser under any contracts assumed by Purchaser under this Agreement or other contracts executed in connection with the Hotel to the extent that such obligations arise on or after the Closing Date, and (iii) personal injury claims, but only if such claims arise from acts or omissions of parties other than a Purchaser Indemnified Party occurring solely on or after the Closing Date.

     (c)  This Section 1.13 shall survive Closing.


                         ARTICLE II
                      TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. Seller has obtained and delivered to Purchaser, a preliminary title report (the "Title Report") covering the Land and the Improvements from Island Title Corporation as agent for Commonwealth Land Title Insurance Company (the "Title Company"), and a copy of each document referenced in the Title Report as an exception to title to the Real Property. Purchaser shall deliver to Seller, within five (5) days after receipt by Purchaser, a copy of any updates (each a "Title Update") to the Title Report, together with a written statement by Purchaser of all objections to title disclosed by any such Title Update.

2.2 Survey. Seller has previously provided to Purchaser an ALTA survey of the Land and Improvements prepared by Newcomer-Lee Land Surveyors, Inc. dated June 18, 2001
("Existing Survey"). Seller shall obtain and deliver to Purchaser and the Title Company, at Purchaser's expense, an update of the Existing Survey (collectively with the Existing Survey, the "Survey").

2.3 Title Objections; Cure of Title Objections. Purchaser shall have until the date (the "Title Exam Deadline"), which is ten (10) days prior to the expiration of the Inspection Period (as defined in Section 3.1 below) (and, with respect to any Title Update, five (5) days after receipt of such Title Update) to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Report or the Survey. Any item contained in the Title Report, Title Update or any matter shown on the Survey to which Purchaser does not object prior to the Title Exam Deadline (or, with respect to any Title Update prior to the end of the applicable 5-day period) shall be deemed a Permitted Exception. In the event Purchaser shall notify Seller, in writing, of objections to title or to matters shown on the Survey prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections. Within ten (10) days after receipt of Purchaser's notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure any or all of such objections. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.3 hereof, Seller shall have until the Outside Closing Date to attempt to remove, satisfy or cure the same and for this purpose Seller shall, at Seller's election, be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the Outside Closing Date. If Seller elects not to cure any objections specified in Purchaser's notice, or if Seller is unable to effect a cure of those objections which it elected to cure prior to the Closing (or any date to which the Closing has been adjourned) and so notifies Purchaser in writing, or if Seller fails to respond to Purchaser's notice within said ten (10) day period, Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection or fails to respond to Purchaser's notice within said ten (10) day period; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser in writing that Seller will be unable to effect a cure thereof; Purchaser shall, within five (5) days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Purchaser's failure to notify Seller of termination of this Agreement within such 5-day period shall be deemed to be an irrevocable election under clause (i) to accept conveyance of the Property. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any obligation to cure any title matter objected to by Purchaser, except that Seller shall be obligated to remove any mortgage or other security instrument encumbering title to the Real Property to which Seller is a party.

2.4  Conveyance of Title.   At Closing, Seller shall convey
and transfer to Purchaser Seller's interest in and to the Real Property subject to the Permitted Exceptions. Notwithstanding anything contained herein to the contrary, the Real Property shall be conveyed subject to the following matters, all of which shall be deemed to be Permitted
Exceptions:

     (a) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

     (b) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

     (c) items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Section 2.3 hereof;

     (d) the rights of Hotel guests which occupy the Hotel or have a reservation for rooms, food and beverages, meetings and other customary Hotel uses relating to periods subsequent to the Closing Date;

     (e) the rights of KLC under the Villas Management Agreement and the rights of any other parties to the Rental
     Agreements;

     (f) to the extent that the Management Agreement is not terminated as of Closing pursuant to Section 1.8 above, the rights of Manager under the Management Agreement; and

     (g)  the rights of the tenants under the Leases.

2.5 Title Policy. At Closing, Purchaser and Seller request that Title Company issue an ALTA owner's title insurance policy ("Title Policy") to Purchaser in accordance with the Title Report, insuring Purchaser's leasehold title to the Real Property as of the Closing Date, subject to the Permitted Exceptions.

2.6 Termination of Operating Agreements. Following expiration of the Inspection Period, Seller will cancel, all service contracts for the Property designated for termination by Purchaser in a written notice given to Seller prior to the end of the Inspection Period; provided, however, that (a) Seller shall not incur any cost, expense or liability arising from such termination, (b) termination shall be effective upon the later of the Closing Date or any later date required under the applicable contract, and (c) any contracts which are not terminable or are not designated by Purchaser for termination as set forth herein will be assigned to Purchaser and all obligations of Seller thereunder arising from and after the Closing Date shall be assumed by Purchaser at Closing.


                         ARTICLE III
                      INSPECTION PERIOD

3.1 Right of Inspection. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) sixty (60) days after the execution of this Agreement (hereinafter referred to as the "Inspection Period"), Purchaser shall, subject to the rights of the Manager under the Management Agreement, guests of the Hotel and the tenants under the Leases, have the right to make a physical inspection of the Real Property and to examine at such place or places at the Hotel or elsewhere as the same may be located, any operating files maintained by or for the benefit of Seller (or otherwise in Seller's control) in connection with the operation, current maintenance and/or management of the Property ("Property Information"), including, without limitation, the Ground Leases (defined below), the Villas Management Agreement, the Rental Agreements, the Management Agreement, any Leases, the Operating Agreements, the Labor Agreement and any other collective bargaining or employment agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Hotel, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Hotel, environmental audits and similar materials, and any other items reasonably requested by Purchaser, but excluding materials not directly related to the current maintenance and/or management of the Hotel such as, without limitation, Seller's internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, elective or confidential information. Purchaser shall keep all Property Information strictly confidential, provided that Purchaser may deliver copies of Property Information to its attorneys, accountants and other advisors in connection with the acquisition of the Property and to current and prospective lenders and partners provided that such parties agree to maintain the confidentiality of such Property Information. Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours' prior written notice to Seller and, at the election of Seller, in the presence of such persons designated by Seller as Seller's representative and Manager, or their respective representatives. Such physical inspection shall not disturb Hotel guests nor unreasonably interfere with the use of the Property by Seller or Manager, or damage the Property in any respect. Any physical inspection shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations and shall not be invasive in any respect unless Purchaser obtains Seller's prior written consent,
which   may  be  withheld  in  Seller's  sole  and  absolute
discretion;  provided  that, Seller has  generally  approved inspections  of  the  Property  of  the  type  described  on
Schedule 3.1 attached hereto subject to Seller's review and approval of specific work plans for any such inspections, which approval shall not unreasonably be withheld or delayed. Following each entry by Purchaser with respect to inspections and/or tests on the Real Property, Purchaser shall restore the Property to a condition which is as near to its original condition as existed prior to any such inspections and/or tests. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not contact Manager, any of its employees, or any other employees working at the Hotel, any guests of the Property, any party to an Operating Agreement, or any tenants under the Leases without in each instance notifying Jill Johnson of Morgan Stanley in advance (in writing or verbally, but any verbal notice must be delivered personally directly to Ms. Johnson rather than left on voicemail or with another person unless Purchaser is unable to reach Ms. Johnson using reasonable due diligence for a period of three
(3)  consecutive  business days) and  Seller  shall  (a)  be copied on all communications with any such parties concurrently with delivery of the applicable communication, and (b) have the right to participate in any face-to-face, telephonic or other meeting with any such parties. Purchaser shall not disrupt Seller's or Manager's or any tenant's or guest's activities on the Real Property. Purchaser agrees to indemnify against, defend, protect and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys' fees actually incurred) damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents, employees or contractors and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend, protect and hold harmless Seller shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser; provided that, if Seller fails to object or approve a proposed time for inspection within three (3) business days after a request for such inspection time (such request to be made in writing or verbally, but any verbal notice must be delivered personally directly to Ms. Johnson rather than left on voicemail or with another person unless Purchaser is unable to reach Ms. Johnson using reasonable due diligence for a period of three (3) consecutive business days), then such request shall be automatically deemed approved. Purchaser agrees (i) that prior to entering the Property to conduct any inspection, Purchaser shall obtain and maintain, or shall cause each of its contractors and agents to maintain (and shall deliver evidence satisfactory to Seller thereof), at no cost or expense  to  Seller,  general liability  insurance  from  an insurer reasonably acceptable to Seller in the amount of Three Million Dollars ($3,000,000) (except for Group 70 International, who shall be required only to have general liability insurance of Two Million Dollars ($2,000,000)) with combined single limit for personal injury or property damage per occurrence, such policies to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal injury or property damage caused by Purchaser or its agents, representatives or consultants in connection with any such tests and investigations, and (ii) to keep the Property free from all liens and encumbrances. Provided Purchaser does not exercise its termination right pursuant to Section 3.3, and this Agreement is still in full force and effect, Purchaser shall continue to have access to the Property following the expiration of the Inspection Period in accordance with the provisions of this Section 3.1, but in no event shall (A) the Inspection Period be extended or (B) Purchaser have any further right to terminate this Agreement after expiration of the Inspection Period pursuant to Section 3.3 or otherwise in connection with its continued diligence activities regarding the Property.

3.2 Seller Due Diligence Materials. PURCHASER ACKNOWLEDGES THAT (1) PURCHASER HAS RECEIVED AND IS FAMILIAR WITH ALL ENVIRONMENTAL, ENGINEERING, SOILS AND OTHER REPORTS REGARDING THE CONDITION OF THE PROPERTY LISTED ON SCHEDULE
3.2 ATTACHED HERETO (collectively, the "Reports"), AND
(2) ANY REPORTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER AS TO THEIR ACCURACY OR COMPLETENESS AND THAT ANY RELIANCE BY PURCHASER ON SUCH REPORTS IN CONNECTION WITH THE PURCHASE OF THE PROPERTY IS UNDERTAKEN AT PURCHASER'S SOLE RISK. PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

3.3 Right of Termination. Seller agrees that in the event Purchaser determines (such determination to be made in Purchaser's sole discretion) that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. Time is of the essence with respect to the provisions of this Section
3.3. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.3 and shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement. If Purchaser terminates this Agreement pursuant to this
Section 3.3 or if this Agreement terminates for any other reason whatsoever, Purchaser shall promptly return all Property Information to Seller without retaining any copies thereof.

3.4 Coconut Grove Joint Venture. Lend Lease (US) Inc., a Delaware corporation (as predecessor-in-interest to YCP Site 29, Inc., a Delaware corporation, and an affiliate of Seller ("YCP"), Purchaser and Kapalua Land Company, Ltd., a Hawaii corporation, are parties to that certain unrecorded Agreement dated July 12, 1996 (the "Preliminary Agreement"). Further, YCP and Purchaser are parties to that certain Operating Agreement for Kapalua Coconut Grove LLC dated June 20, 1997 (the "LLC Agreement"), which established Kapalua Coconut Grove LLC, a Hawaii limited liability company ("KCG"). During the Inspection Period, Purchaser agrees to, and Seller and Purchaser agree to cause their respective affiliates to, negotiate in good faith regarding the form of a termination agreement that (a) terminates the Preliminary Agreement, and (b) provides for orderly dissolution of KCG including, without limitation, (1) the winding up of the affairs of KCG including the liquidation of and allocation of responsibility for any contingent liabilities and claims,
(2) the termination of the LLC Agreement, and (3) the execution and filing of Articles of Termination (as provided by 428-805, Hawaii Revised Statutes) dissolving KCG on a date to be agreed upon by the parties. In the event that the parties are able to reach such agreement, the agreed upon form of termination agreement (the "JV Termination Agreement") shall be executed by the parties and delivered into escrow as provided below. Failure to reach such agreement shall not affect the parties rights and obligations under this Agreement and in no event shall such negotiations or an agreement with respect to the Preliminary Agreement and the LLC Agreement (i) constitute a condition to Closing or otherwise affect the parties' obligation to close the purchase and sale of the Property, or (ii) extend the Outside Closing Date.


                         ARTICLE IV
                           CLOSING

4.1  Time and Place.

     (a) Subject to the provisions of Section 4.6 and 4.7 below, the consummation of the transaction contemplated hereby ("Closing"), as evidenced by the payment and release of the Purchase Price to Seller, shall occur on or before the date that is sixty (60) days after the expiration of the Inspection Period ("Outside Closing Date") (with the actual date of Closing being referred to herein as the "Closing Date"), subject to extension pursuant to Section 4.1(b),
     Section 4.8(b) and Section 4.9(c) below. The Closing shall occur through an escrow administered by Escrow Agent with the Purchase Price and all documents (unless otherwise mutually agreed) to be deposited with the Escrow Agent as escrowee. If requested by either party, a pre-closing shall be held on two (2) business days prior to the scheduled Closing Date at the offices of Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, 25th Floor, Los Angeles, California 90071 or, at Seller's option, two (2) business days preceding the scheduled Closing Date at a location in Hawaii selected by Seller. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

     (b) Hawaii Dislocated Workers Act Notice. The parties understand that under the Hawaii Dislocated Workers' Act (Hawaii Revised Statutes, Chapter 394B) relating to plant closings and mass layoffs, the sale of the Hotel may result in a termination of the employees' employment by Seller, and that such Act may be interpreted to require notice to be given to the employees at least sixty (60) days prior to the change in ownership of the Hotel. The Outside Closing Date shall be extended from time to time as necessary to comply with amendments to the Hawaii Dislocated Workers' Act or other laws and any such extension shall not be deemed a breach of this Agreement by Seller or Purchaser. Seller shall instruct the general manager of the Hotel to provide such notice to employees to comply with such Act and/or the federal WARN Act (collectively, the "Plant Closing Laws"), and any extension of the Closing required by Seller to provide for such notice(s) shall not be deemed a breach of this Agreement by Seller.

4.2 Seller's Closing Obligations and Deliveries. At Closing, Land Company or Operating Company, as applicable, shall, through Escrow Agent (provided that such items shall be delivered to Escrow Agent not later than two (2) business days prior to the scheduled Closing Date or, if applicable, at the pre-closing described in Section 4.1 above):

     (a) Deliver to Purchaser a duly executed assignment of ground lease (the "Hotel Ground Lease Assignment") in the form attached hereto as Exhibit B-1 and made a part hereof conveying Land Company's leasehold interest under that certain Hotel Ground Lease dated as of October 22, 1985, by and between Purchaser, as lessor, and KBH and KBH Operations Limited Partnership, a Hawaii limited partnership (as predecessor-in-interest to Seller), as tenant, as amended by
     (w) that certain Lessor's Consent to Mortgages; Amendment of Lease; and Estoppel Certificate, dated June 13, 1990, as further amended by (x) that certain Second Amendment of Lease dated October 14, 1991, as further amended by (y) that certain Third Amendment of Hotel Ground Lease, dated as of September 5, 1996, and as further amended by (z) that certain Fourth Amendment of Hotel Ground Lease, dated as of August 31, 1999 (collectively, as amended, the "Hotel Ground Lease"), with a conveyance tax certificate attached thereto, if applicable.

     (b) Deliver to Purchaser a duly executed assignment of ground lease (the "Restaurant Ground Lease Assignment") in the form attached hereto as Exhibit B-2 and made a part hereof conveying Operating Company's leasehold interest under that certain Restaurant Lease dated October 22, 1985 between Purchaser and KBH (as predecessor-in-interest to Seller), as amended by instruments dated (w) January 10,1989, (x) December 31, 1991, (y) February 18, 1993 and
     (z) September 5, 1996 (the "Restaurant Ground Lease" and, collectively with the Hotel Ground Lease, the "Ground Leases"), with a conveyance tax certificate attached thereto, if applicable.

     (c) Execute and deliver to Purchaser at least two (2) original counterparts of a bill of sale in the form attached hereto as Exhibit C and made a part hereof conveying the Personal Property and Consumable Inventory without warranty of title or use and without warranty, expressed or implied, as to merchantability and fitness for any purpose;

     (d) Execute and deliver to Purchaser at least two (2) original counterparts of an assignment of Operating Company's interest in the Operating Agreements including, without limitation, the Villas Management Agreement, the Rental Agreement and, to the extent that the Management Agreement is not terminated as of Closing pursuant to
     Section 1.8 above, the Management Agreement (provided, however, that for purposes of this Section 4.2(d) only, the term "Operating Agreements shall specifically exclude the Supplemental Agreement, the Reciprocal Use Agreement and any service contracts terminated by Seller effective as of the Closing Date), if the Labor Agreement is to be assumed by Purchaser as of Closing pursuant to Section 1.9 above, the Labor Agreement, the Bookings and the other Intangibles ("Assignment of Contracts") in the form attached hereto as Exhibit D-1 and made a part hereof;

     (e) Execute and deliver to Purchaser at least two (2) original counterparts of an assignment of Operating
     Company's interest in the Supplemental Agreement
     ("Assignment of Supplemental Agreement") in the form attached hereto as Exhibit D-2 and made a part hereof;

     (f) Execute and deliver to Purchaser at least two (2) original counterparts of an assignment of Operating
     Company's interest in the Reciprocal Use Agreement
     ("Assignment of Reciprocal Use Agreement") in the form attached hereto as Exhibit D-3 and made a part hereof;

     (g) Execute and deliver to Purchaser at least two (2) original counterparts of an assignment of Operating
     Company's interest in any and all Leases in the form attached hereto as Exhibit E and made a part hereof;

     (h) Deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and
     (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.6(b). If, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

     (i) Deliver to Purchaser and the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

     (j) Deliver to Purchaser an affidavit duly executed by Seller stating (i) that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, and (ii) whether Seller is a resident person (for purposes of withholding under the Hawaii Real Property Tax Act) as defined in Section 235-68 of Hawaii Revised Statutes, in the form attached hereto as Exhibit F and made a part hereof;

     (k) If not already delivered to Purchaser, deliver to Purchaser the Operating Agreements and the licenses and permits, if any, in the possession of Seller or Seller's agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property. Purchaser shall cooperate with Seller for a period of seven (7) years after Closing in case of Seller's need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing;

     (l) Deliver to the Escrow Agent an executed closing statement (the "Closing Statement") consistent with this Agreement and in a customary form;

     (m)  Deliver two (2) original copies of the Designation
     Agreement (defined below);

     (n)  Deliver a Tax Clearance Certificate and a Report of
     Bulk Sale for Seller issued by the State of Hawaii
     Department of Taxation;

     (o) In the event that Seller and Purchaser have agreed upon the JV Termination Agreement pursuant to Section 3.4 above, execute (or cause its affiliate to execute) and deliver to Escrow Agent two (2) original copies thereof;

     (p) Deliver such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement; and

     (q) Deliver possession of the Property to Purchaser free and clear of the Management Agreement unless Purchaser has timely made an election to continue the Management Agreement in accordance with Section 1.8 above.

4.3 Purchaser's Closing Obligations and Deliveries. At Closing, Purchaser shall, through Escrow Agent (provided that such items shall be delivered to Escrow Agent not later than two (2) business days prior to the scheduled Closing
Date  or,  if  applicable, at the pre-closing  described  in
Section 4.1 above):

     (a) Pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

     (b) Join Seller in execution of (or deliver original executed counterparts of) the instruments described in clauses (a), (b), (d), (e), (f), (g), (l), (m), (o) (if applicable) and (p) of Section 4.2 above;

     (c) Deliver to Seller a letter duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

     (d) Deliver to Seller a certificate, dated as of the date of Closing and executed on behalf of Purchaser by a duly authorized officer thereof, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the date of Closing;

     (e) Deliver to Seller such evidence as Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

     (f) Execute and deliver to Escrow Agent two (2) original copies of a release of all post-closing obligations of Seller under the Hotel Ground Lease and the Restaurant Ground Lease from and after the Closing Date in the form of
     Exhibit I attached hereto; and

     (g) Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4  Credits and Prorations.

     (a) The following shall be apportioned with respect to the Property, as set forth in greater detail in Section 4.4(b) below, as of 12:01 a.m., on the Closing Date (the "Cut-Off Time"), as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

          (i) taxes (including personal property taxes on the Personal Property) and assessments levied against the Property;

          (ii) payments under the Operating Agreements (including, without limitation, the Rental Agreements);

          (iii) water, gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of (A) for metered utilities, the most recent meter reading occurring prior to Closing, and (B) for non-metered utilities, a per diem apportionment based on the dates of service of such utilities with respect to the Cut-Off Time (but in either event subject to later readjustment as set forth below);

          (iv) all Receivables including, without limitations, receivables accrued in connection with hotel reservations, the use of guest rooms, banquet and meeting room receivables (including any cancellation fees due to Seller in connection with any of the foregoing);

          (v) All fixed monthly rent, additional rent, escalation rent and other sums payable under any Lease or similar agreement for use of space at the Hotel (collectively, "Rent") in accordance with Section 4.4(b)(xii) below;

          (vi) advance deposits;

          (vii)     operational and/or occupancy taxes;

          (viii) if the Management Agreement is not terminated as of Closing pursuant to Section 1.8 above, management fees pursuant to the Management Agreement;

          (ix) charges and fees paid or payable for licenses and permits transferred by Seller to Purchaser;

          (x) any other payables pertaining to the Property, subject to later readjustment as set forth in Sections 4.4(d) and
          (e) below; and

          (xi) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller for comparable hotel properties including, without limitation, any prepaid expenses.

     (b) Notwithstanding anything contained in the foregoing provisions:

          (i) At Closing, Seller shall receive a credit for all refundable cash or other deposits posted with utility companies serving the Property or any governmental agencies or authorities or posted pursuant to any Operating Agreement, or, at Seller's option, Seller shall be entitled to receive and retain such refundable cash and deposits.

          (ii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing. All necessary adjustments shall be made within fifteen (15) business days after the tax bill for the current year is received. Seller retains the right to commence, continue and settle any proceeding to contest any taxes for any taxable period which encompasses any period prior to the date of the Closing, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.

          (iii) Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents.

          (iv) As to gas, electricity and other utility charges referred to in Section 4.4(a)(iii) above, Seller may, on notice to Purchaser, elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing.

         (v) As of the date immediately prior to the date of Closing, Seller and Purchaser shall jointly conduct or cause the Manager to conduct an inventory of all Unopened Inventory and shall deliver a written report thereon to Seller and Purchaser. Such report shall reflect the value of the Unopened Inventory at the acquisition cost thereof and shall be certified by Manager to Seller and Purchaser as accurately reflecting all Unopened Inventory at the Hotel and the acquisition cost thereof. On account of Purchaser's purchase of the Unopened Inventory, Seller shall receive a credit at Closing in an amount equal to the total value of the Unopened Inventory as reflected in such inventory to the extent that such Unopened Inventory has been paid for by Seller or will be paid for by Seller.

         (vi) At Closing, Seller shall receive (or receive a credit in an amount equal to) all revenue (after the settlement of applicable commissions and/or costs) relating to vending machines in the Hotel up until the Cut-Off Time.

         (vii) Revenues from the Hotel guest rooms (other than those set forth in clause (x) below) occupied on the evening immediately preceding the date of Closing, including any sales taxes, room taxes and other taxes charged to guests in such rooms with respect to the evening immediately preceding the date of Closing shall be divided equally between Seller and Purchaser (where a complete meeting package ("CMP") guest is staying on a CMP rate, the food and beverage revenues shall be allocated based on whether the applicable meal or service occurred before or after the Cut-Off Time); provided, however, that to the extent that Manager records in the ordinary course the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests, then the same shall be allocated between Seller and Purchaser based on when orders for the same were received, with orders originating prior to the Cut-Off Time being allocable to Seller, and orders originating after the Cut-Off Time being allocable to Purchaser. All revenues from restaurants and other service operations conducted at the Property shall be allocated based on whether the same accrued before or after the Cut-Off Time as described in the preceding sentence, and Seller shall cause the Manager to separately record sales occurring before and after the Cut-Off Time at the Property. The foregoing amounts are referred to collectively as "Guest Revenues". Notwithstanding the foregoing, all revenues from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall retain the revenues from such services and operations even though such revenues were generated two (2) hours after the Cut-Off Time.

         (viii) Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (ii) functions commencing after the Cut-Off Time being allocable to Purchaser, and (ii) multi-day functions being allocated between Seller and Purchaser according to when the event commences and is scheduled to end. The foregoing amounts are referred to collectively as "Conference Revenues."

         (ix) Purchaser shall receive a credit at Closing in an amount equal to one hundred percent (100%) of all advance deposits that shall have been received by or credited to Seller prior to the Cut-Off Time on account of reservations for use or occupancy of the Property after the Cut-Off Time.

         (x) To the extent not actually collected by Seller or Manager prior to the Cut-Off Time, all Guest Revenues and Conference Revenues allocated to Seller hereunder and not paid in cash prior to the Cut-Off Time including Seller's city ledger, guest ledger and any other receivable ledgers shall together constitute Receivables hereunder and shall be purchased by Purchaser at Closing. On account of Purchaser's purchase of the Receivables, Seller shall receive a credit at Closing in an amount equal to (A) 100% of the guest ledger amount, and (B) 98% of the city ledger amount, of the Receivables as reflected in the books of the Manager, as apportioned between Seller and Purchaser in accordance with this Section 4.4. After Closing, Purchaser shall have the exclusive right to collect all Receivables, and Seller shall have no further rights or interests therein. Purchaser shall have no right to any adjustment to the prorations with respect to the Receivables on or after Closing, for inability to collect outstanding Receivables or otherwise.

         (xi) Rent shall be prorated as of the Closing Date. Percentage rent or overage rent (referred to herein as "Percentage Rent") under the Leases shall be prorated between Purchaser and Seller on a Lease by Lease basis with Seller entitled to the portion of total Percentage Rent paid under each Lease for the Lease Year (as defined below) in which the Closing occurs (the "Subject Lease Year") which is in the same ratio to total Percentage Rent paid with respect to such Lease Year under the subject Lease as the ratio of
         (A) the number of days of said Lease Year which Seller was the landlord under the subject Lease to (B) the total number of days in said Subject Lease Year. Purchaser shall be entitled to the balance of Percentage Rent paid under each Lease with respect to the Subject Lease Year. As used herein, the term "Lease Year" means the twelve (12) month period (or, as to tenants for which the Closing occurs during a partial Lease Year, such applicable shorter period) as to which annual Percentage Rent is owed under each Lease. The foregoing proration shall be made as follows on a Lease by Lease basis: (i) for each Lease, not later than thirty
         (30) days after the date the last Percentage Rent payment with respect to the Subject Lease Year is due, Purchaser shall deliver to Seller a statement of all Percentage Rent owed, collected or deemed collectable by Purchaser with respect to such Lease along with a copy of the annual reconciliation of Percentage Rent owed under the subject Lease for the Subject Lease Year and the related sales information backup; and, (ii) for each Lease, within fifteen
         (15) days after the date the statement and reconciliation described in clause (i) above is delivered to Seller, Purchaser shall pay to Seller or Seller shall pay to Purchaser, whichever is applicable, the positive difference between (a) the total Percentage Rental collected by such party with respect to the Subject Lease Year and (b) the product of (x) the average daily Percentage Rental received with respect to the Subject Lease Year after taking into account the annual reconciliation and (y) the actual number of days such party was the owner of the Property during the Subject Lease Year (with Purchaser being deemed to be the owner as of the Closing). If Percentage Rent is thereafter collected by Purchaser from delinquent tenants, Purchaser shall promptly pay to Seller a portion thereof which is equal to the ratio of (aa) the number of days of the subject Lease Year in which Seller was the landlord under the subject Lease has to (bb) the total number of days in the Lease Year. Seller shall have the right, upon reasonable notice but no more often than twice in any twelve (12) month period, to audit Purchaser's books and records to verify the amount of Percentage Rent which has actually been collected by Purchaser.

         (xii) Purchaser shall be entitled to a credit for all unapplied and refundable security and other deposits retained by Seller as of the Closing Date with respect to any Leases at the Hotel.

         (xiii) Subject to the provisions of this Section 4.4(b)(xiii), Seller shall be responsible for all wages and other amounts owed to Seller's employees at the Property relating to the period prior to the Cut-Off Time and Purchaser shall be responsible for all wages and other amounts due to employees at the Property relating to the period after the Cut-Off Time. The obligation to pay or reimburse the Manager for the wages, salaries, and other benefits of employment of employees of Seller, together with applicable employment and withholding taxes of such employees, shall be allocated between Purchaser and Seller as follows:

               (1) Hourly Employees: (A) wages of hourly employees shall be allocated according to hours worked during the current pay period before and after the Cut-Off Time; (B) employment and withholding taxes  for  the current pay  period  for
                    such employees shall be allocated in the
                    same   manner  as  wages;  (C)   accrued
                    vacation  and  sick leave  and  required
                    contributions  to  health,  pension  and
                    other  benefit plans for such  employees
                    shall be allocated on the basis used  by
                    Manager  under the Management  Agreement
                    for  allocating such costs to particular
                    accounting  periods,  with  such   costs
                    attributable to the accounting period in
                    which  the date of Closing occurs to  be
                    allocated  on a per diem basis according
                    to  the  number of days in  the  current
                    period  occurring before and  after  the
                    Cut-Off  Time;  (D) Purchaser  shall  be
                    responsible   for  all   severance   pay
                    (including  separation pay, as  such  is
                    term  used in the Labor Agreement)  with
                    respect    to    discharged    employees
                    (regardless  of  whether  discharged  by
                    Seller  in connection with the  sale  of
                    the   Hotel   or   after   Closing    by
                    Purchaser).

               (2) Salaried Employees: the salaries, employment and withholding taxes, accrued vacation, sick leave, and other employment benefits for salaried employees shall be allocated on the basis used by the Manager under the Management Agreement for allocating such costs to particular accounting periods, with such costs during the accounting period in which the date of Closing occurs  to  be allocated on a  per  diem
                    basis according to the number of days in
                    the  current period occurring before and
                    after  the Cut-Off Time. Purchaser shall
                    be  responsible  for all  severance  pay
                    (including separation pay, as such  term
                    is  used  in  the Labor Agreement)  with
                    respect    to    discharged    employees
                    (regardless  of  whether  discharged  by
                    Seller  in connection with the  sale  of
                    the   Hotel   or   after   Closing    by
                    Purchaser).

               (3) Purchaser acknowledges that the Purchase Price has already been reduced by Seller in consideration of Purchaser's agreement to be responsible for all severance obligations (including separation pay obligations, as such term
                    is  used in the Labor Agreement) due  to
                    discharged    employees.    Accordingly,
                    Purchaser  shall have no  right  to  any
                    post-closing adjustment  to the Purchase
                    Price  or  prorations made on  or  after
                    Closing with respect to severance pay or
                    separation  pay coming due on  or  after
                    Closing,  irrespective of  whether  such
                    severance  obligations  change  or   are
                    recalculated following the Closing.

     Notwithstanding any provision of this Section 4.4 to the contrary, to the extent required by the Labor Agreement or applicable law, accrued wages, vacation pay, health and welfare payments and other amounts accrued as of the Closing Date and due to employees of the Hotel which are to be borne by Seller under the express provisions of this Agreement, shall be paid at closing by Seller and shall not be prorated (in lieu of Purchaser receiving a credit therefor at Closing). This provision is not intended to alter the allocation of costs between Seller and Purchaser as provided herein.

          (xiv) If the Management Agreement is not terminated at Closing pursuant to Section 1.8 above: (x) those fees and other compensation payable to the Manager under the Management Agreement which are earned prior to the Cut-Off Time shall be the responsibility of Seller, and the fees and other compensation payable to the Manager under the Management Agreement which are earned after the Cut-Off Time shall be the responsibility of Purchaser, (y) the amount earned for such period shall be determined based on the provisions of the Management Agreement in accordance with the allocations of revenue and expense items under this Agreement, and (z) on the Closing Date, the parties shall estimate, and Purchaser shall receive a credit for, Seller's share of accrued but unpaid management fees due under the Management Agreement and reimbursable expenses as of the Closing Date.

          (xv) The parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales taxes, gross receipts taxes, and other special lodging or hotel taxes. For purposes of this Agreement, all of such taxes (expressly excluding taxes and assessments covered elsewhere in this Section 4.4 or in
          Section 4.5 or corporate franchise taxes, and federal, state and local income taxes) shall be allocated between Seller and Purchaser such that those attributable to the period prior to the Cut-Off Time shall be allocable to Seller and those attributable to the period after the Cut-Off Time shall be allocable to Purchaser (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based). Seller shall be solely responsible for payment of such taxes with respect to the period prior to the Cut-Off Time, and Purchaser shall be solely responsible for payment of such taxes with respect to the period after the Cut-Off Time; provided, that, the parties may make an estimate of the amount of Seller's share of such taxes accrued but not paid up to the Cut-Off Time and credit the amount so estimated to Purchaser at Closing, and in such case, to the extent of such credit, Purchaser shall be responsible for the payment of such taxes when due after the date of Closing and Seller shall not be liable for the amount of such taxes so credited to Purchaser; and provided further, that to the extent reasonably possible, the parties shall ascertain the amounts of such taxes allocable to Seller within the 90-day period following the date of Closing (concurrently with their determination of the amounts of the revenues allocable to Seller pursuant to
          Section 4.4(b)(xi) hereof), and if the parties shall agree on the amount thereof, Purchaser may deduct Seller's share of such taxes from the amounts of revenues payable to Seller (and Seller shall not be further liable for the taxes so deducted) and, if the amount due Purchaser exceeds the revenues payable to Seller, Seller shall promptly pay any excess to Purchaser. If the parties are unable to agree on such amounts, the dispute thereon shall be resolved by the Outside Accountant as provided in Section 4.4(e) below.

          (xvi) Seller shall receive a credit at Closing in an amount equal to the balance of the House Bank Funds as of the Cut-Off Time.

          (xvii) Purchaser shall (A) honor all outstanding unexpired gift certificates, coupons, vouchers or other writings issued by Seller that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount as for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Hotel (collectively, "Vouchers") and shall assume all liability, if any, for all outstanding Vouchers as of the Closing Date regardless of any purported expiration, (B) receive a credit against the Purchase Price payable at Closing as set forth in Schedule 4.4(b)(xvii) attached hereto and incorporated herein by this reference (such Schedule 4.4(b)(xvii) to be updated at Closing), and
          (C) indemnify, defend and hold Seller harmless from and against all claims, liabilities, costs and expenses arising out of the Vouchers from and after the Closing Date. The provisions of this Section 4.4(b) (xvii) shall survive the Closing without limit.

     (c) Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (i) to Purchaser, such sum shall be paid (at Seller's option) at the Closing by giving Purchaser a credit against the Purchase Price in the amount of such credit balance, or
     (ii) to Seller, Purchaser shall pay the amount thereof to Escrow Agent concurrently with the balance of the Purchase Price, to be delivered to Seller at Closing together with the net proceeds of the Purchase Price by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the balance. Except as otherwise expressly provided herein, in any case in which Purchaser receives a credit at Closing on account of any obligation of Seller hereunder, Seller shall have no further liability for such obligation to the extent of the credit so given, and Purchaser shall pay and discharge the same.

     (d) Closing Statement; Post-Closing Adjustments. The accounting staff of Seller ("Seller's Accountants") and the accounting staff of Purchaser ("Purchaser's Accountants") shall jointly make such inventories, examinations and audits of the Property, and of the books and records pertaining to the Property, as Seller's Accountants and Purchaser's Accountants may deem necessary to make the adjustments and prorations required under this Section 4.4, or under any other provisions of this Agreement. All such adjustments and prorations shall be made in accordance with the provisions of this Agreement and, to the extent not in conflict with the express provisions of this Agreement, otherwise in accordance with generally accepted accounting principles ("GAAP"). Based upon the results thereof, Seller will prepare and deliver to Purchaser for its review and approval prior to Closing a statement of prorations (the "Prorations Statement") which shall (i) contain the best estimate of Seller's Accountants of the amounts of the items requiring the prorations and adjustments in accordance with this Agreement and (ii) following approval by Purchaser's Accountants, be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing. The Prorations Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Prorations Statement, except (A) where this Agreement expressly provides for further adjustment of such amounts after Closing, and (B) as otherwise provided in
     Section 4.4(e) below.

     (e) Delayed Adjustment; Disputes. Except for prorations for real estate taxes and other assessments, which shall be adjusted within fifteen business (15) days of receipt of the tax bill for the tax year in which the Closing occurs, Purchaser and Seller shall make a one time post-Closing adjustment of any item of income and expense (excluding Percentage Rent which shall be adjusted as set forth above) subject to adjustment as provided above which was either incomplete or incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) as of the Closing, and the party in whose favor the original incorrect adjustment or error was made ("Adjusting Party") shall promptly pay to the other party ("Requesting Party") the sum necessary to correct such prior incorrect adjustment
     or error.   Notwithstanding any provision of this Agreement
     to the contrary, all items required to be adjusted pursuant to this Section 4.4 shall be adjusted within sixty (60) days of Closing (except real estate taxes, which shall be re-adjusted within the period set forth above), and such adjustment shall be final and no further adjustment to the prorations or the Purchase Price shall be made.

     (f) Resolution of Disputes. Subject to Section 4.4.(e) above, within ten (10) business days after receipt of written notice of any such adjustment from the Requesting Party to the Adjusting Party, the Adjusting Party shall either (i) pay to the Requesting Party the amount of such excess credit, or (ii) notify the Requesting Party in writing that it disputes the adjustment being claimed. In the case of a dispute, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is ten (10) days after the delivery of the original notice of the claimed adjustment by Purchaser or Seller, but not to exceed sixty (60) days after Closing, then the parties shall submit such dispute to Deloitte & Touche, LLP ("Outside Accountants"), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Purchaser and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), any amount that shall be payable by the Requesting Party to the Adjusting Party as a result of such adjustment or determination shall be paid within ten (10) business days after the date on which such agreement or determination shall have been made.

     (g)  The provisions of this Section 4.4 shall survive
     Closing.

4.5 Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction,
(b) the documentary transfer tax or conveyance tax payable by reason of the transfer of the Real Property, (c) the fees
for   recording  the  Hotel  Ground  Lease  Assignment,  the
Restaurant Ground Lease Assignment and any reconveyance or release of any leasehold mortgage affecting the Property that will be reconveyed or released at Closing, (d) sixty percent (60%) of the CLTA portion of the Title Policy, (e) any bulk sales tax, general excise tax or sales tax payable on the sale of the Personal Property (or any part thereof), and (f) one-half (1/2) of any escrow fee which may be charged by the Escrow Agent. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) the premium for the Title Policy in excess of the amount required to be paid by Seller as set forth above, plus 100% of the cost of any endorsements to the Title Policy, and the cost of any title insurance provided to Purchaser's lender, (iii) the cost of the Survey, (iv) any taxes other than those required to be paid by Seller as set forth above (including any transfer tax or similar tax imposed by the Association, if any), and (v) one-half (1/2) of
any  escrow  fees  charged by the Escrow Agent.   All  other
costs and expenses incident to this transaction and the closing thereof shall be paid in a manner consistent with
custom   for   similar   transactions   in   Maui,   Hawaii.
Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of a party's default, such defaulting party shall pay all escrow and title
cancellation   fees   charged  in   connection   with   such
cancellation.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

     (a) Seller shall have delivered to Purchaser or deposited with Escrow Agent all of the items required to be delivered to Purchaser or deposited with Escrow Agent pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

     (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).

     (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

     (d) Title Company (or another nationally recognized title company licensed to do business in Hawaii) shall be committed to issue the Title Policy in the amount of the Purchase Price and showing title to the Real Property vested in Purchaser subject only to the Permitted Exceptions (and any items to be recorded at Closing).

     (e) The Department of Liquor Control - County of Maui shall be prepared to issue to Purchaser, upon receipt of evidence of the transfer of the Hotel promptly following Closing, a temporary liquor license that allows the service of alcohol at the Hotel.

     (f) Purchaser shall have received either (i) an executed estoppel certificate from Manager in substantially the form attached hereto as Exhibit H-1, (ii) an executed estoppel certificate from Manager containing the Required Information (as defined below) or (iii) an executed estoppel certificate in the form attached hereto as Exhibit H-3.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

     (a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

     (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

     (c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

     (d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

     (e) Purchaser shall have released Seller, in writing, in the form attached hereto as Exhibit "I", from all of its obligations under the Ground Leases arising on or after the Closing Date.

4.8  Failure of Waiver of Conditions Precedent.

     (a) Subject to the provisions of Section 4.8(b) below, in the event any of the conditions set forth in Sections 4.6 or
     4.7 are not fulfilled or waived on or before the Outside Closing Date, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination. Either party benefited by a condition set forth in Sections 4.6 and 4.7 above may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of such condition. Purchaser's consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for breaches of representations and warranties of which Purchaser had knowledge as of the Closing.

     (b) Notwithstanding the provisions of Section 4.8(a) above, prior to Purchaser's termination of this Agreement as a result of a failure of the condition precedent set forth in
     Section 4.6(d) above, Purchaser shall give Seller, on or before the Outside Closing Date then in effect, written notice of any such failure and (i) Seller shall have a thirty (30) day period within which to cure any such failure, and (ii) the Outside Closing Date shall be extended until the earlier of (A) the expiration of such thirty (30) day period, or (B) Seller's cure of such failure.

4.9  Alcoholic Beverage License.

     (a) Purchaser acknowledges that Operating Company is the holder of the current alcoholic beverage license(s) for the Hotel (collectively, the "Existing Liquor License"). Operating Company shall cooperate with Purchaser in arranging for the transfer of the Existing Liquor License to Purchaser, provided that such transfer and cooperation shall
     (i) not create any potential liability for Seller and (ii) be at no cost or expense to Seller; provided that in no event shall Seller be required to transfer to Purchaser any alcoholic beverage inventory which is located at or held for use in the Hotel unless and until Purchaser has obtained a valid and effective license entitling Purchaser to sell alcoholic beverages at the Hotel.

     (b) Within five (5) days following the Effective Date, Purchaser shall file all necessary applications and supporting materials with the Department of Liquor Control - County of Maui as may be required to obtain a permanent or temporary liquor license for the Hotel, and shall diligently pursue in good faith the issuance of such liquor license by the Outside Closing Date (including, without limitation, promptly responding to all requests and questions from the Department of Liquor Control - County of Maui).
     Concurrently with submission of such applications and materials, Purchaser shall provide Seller with a copy thereof (provided that, unless a dispute arises between Seller and Purchaser under this Agreement with respect to Purchaser's efforts to obtain a liquor license, Purchaser shall be entitled to redact any personal information on any application submitted by an individual). Purchaser shall also provide Seller with copies of any correspondence to and from the Department of Liquor Control - County of Maui in connection with the liquor license application. Time is of the essence with respect to the provisions of this Section.4.9(b).

     (c) Notwithstanding anything herein to the contrary, if, despite Purchaser's compliance with Section 4.9(b) above, the Department of Liquor Control - County of Maui is not prepared, as of the Outside Closing Date, to issue to Purchaser or Purchaser's designee, promptly following Closing upon receipt of evidence of the transfer of the Hotel, either a temporary liquor license or a permanent liquor license that allows the service of alcohol at the Hotel, Purchaser shall have the one-time right, by providing Seller and Escrow Agent with prior written notice delivered not less than five (5) business days prior to the Outside Closing Date, to extend the Outside Closing Date for up to thirty (30) days following the original Outside Closing Date by making an additional deposit of Five Million Dollars ($5,000,000.00) in cash (or a letter or credit in favor of Seller in a form and issued by a bank reasonably acceptable to Seller) (the "Extension Deposit") with Escrow Agent. The Extension Deposit shall be deemed to be a part of the Earnest Money for all purposes of this Agreement and shall be applied against the Purchase Price at Closing.

     (d) Purchaser shall keep Seller apprised of its progress in obtaining a liquor license for the Hotel (temporary and/or permanent).

4.10 Designation Agreement. On or before the Closing Date, Seller and Purchaser shall each execute an original counterpart of a Designation Agreement, substantially in the form of Exhibit G attached hereto, which Designation Agreement names the Title Company as the "Reporting Person" under Section 6045(e) of the Internal Revenue Code (the "Designation Agreement").

4.11 Disbursements and Other Actions by Escrow Agent. Upon the Closing, Escrow Agent shall promptly undertake all of the following in the following order and manner:
     (a) Cause the Hotel Ground Lease Assignment, the Restaurant Ground Lease Assignment, the Assignment of Supplemental Agreement and the Assignment of Reciprocal Use Agreement and any other documents which the parties hereto may mutually direct to be recorded in the Bureau of Conveyances of the State of Hawaii and/or the Land Court of the State of Hawaii, as appropriate;

     (b)   Disburse  to  Seller  from  funds  deposited   by
Purchaser  with Escrow Agent towards payment  of  all  items
(including,   without   limitation,  the   Purchase   Price)
chargeable to the account of Purchaser;

     (c) Deliver to Seller a fully executed original of the instruments described in clauses (a), (c), (d), (i), (j),
(k) and (o) of Section 4.2 above and clauses (c), (d), (f) and (g) of Section 4.3 and a conformed copy of the documents to be recorded that are listed in Section 4.11(a) above;

     (d) Deliver to Purchaser a fully executed original of the instruments described in clauses (a), (b), (c), (d),
(e), (g), (i), (j) (k) and (o) of Section 4.2 above and a conformed copy of the documents to be recorded that are listed in Section 4.11(a) above;

     (e) Direct the Title Company to issue the Title Policy to Purchaser; and

     (f)  File the Designation Agreement.



                          ARTICLE V
          REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1   Representations  and  Warranties  of  Seller.   Seller
hereby makes the following representations and warranties to Purchaser as of the Effective Date:

     (a) Organization and Authority. Each of Land Company and Operating Company has been duly organized and is validly existing under the laws of Delaware. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

     (b) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

     (c) Leases. Except as otherwise disclosed in the Reports, the Property Information or the due diligence materials provided to Purchaser, the list of Leases attached hereto as
     Schedule 1.1(h) is accurate in all material respects and lists all Leases currently affecting the Hotel, and Seller has delivered (or otherwise made available to Purchaser) a true and correct copy of such Leases. Except for the Leases, to Seller's knowledge, there are no other leases or occupancy agreements to which Seller is a party affecting the Property.

     (d) No Violations. To Seller's knowledge, Seller has not received prior to the Effective Date any written notification from any governmental or public authority (i) that the Hotel is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.

     (e) Condemnation. To Seller's knowledge, no condemnation proceedings relating to the Real Property are pending.

     (f) Environmental Matters. Except as set forth in the Reports, a copy of which have been delivered to Purchaser or as otherwise disclosed to Purchaser, to Seller's knowledge, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any material violations of environmental statutes, ordinances or regulations affecting the Property.

     (g) Operating Agreements. Except as set forth in the due diligence materials provided to Purchaser, to Seller's knowledge, neither Seller nor any other party to any of the Operating Agreements listed on Schedule 5.2(g) is in material default under such agreements beyond any applicable notice and cure period.

     (h) Documents. To Seller's knowledge, all documents listed on Schedule 5.2(g) attached hereto and delivered to Purchaser by or on behalf of Seller are true and correct copies of the originals in all material respects.

5.2 Knowledge Defined. For purposes of this Agreement, "knowledge" means (a) with respect to Seller, the actual knowledge of Jill Johnson, Mark Hillis, Bo Reddic and John Buza (provided that, in no event shall any such person have any personal liability arising under this Agreement), without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its affiliates, and (b) with respect to Purchaser, (i) the actual knowledge of David Cole, Paul Meyer, Ryan Churchill and Robert Werle (provided that, in no event shall any such person have any personal liability arising under this Agreement) and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates, (ii) any matter disclosed in any exhibits or schedules to this Agreement, (iii) any matter disclosed in any of the Reports, the Property Information or the due diligence materials provided to Purchaser or any other documents or materials provided by Seller or its agents to Purchaser prior to Closing, and (iv) any matter disclosed by Purchaser's inspections or investigations of the Property. For the purposes of this definition, the term "actual knowledge" means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

5.3 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in
Section 5.1 as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(h) hereof, shall survive Closing for a period of one (1) year. No claim for a breach of any representation or warranty of Seller shall be actionable or payable unless each of the following are satisfied: (a) the breach in question results from or is based on a condition, state of facts or other matter which were not known to Purchaser prior to Closing, (b) the valid claims for all such breaches, if any, collectively aggregate more than One Hundred Thousand Dollars ($100,000), in which event the full amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one (1) year period and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the termination of the survival period provided for above in this Section 5.3 (except that if Purchaser is seeking recovery from any third party as provided in the following sentence, Purchaser shall only be required to provide written notice to Seller within the one hundred eighty day period and shall not be required to commence an action against Seller to preserve its claims). Purchaser agrees to first seek recovery under any insurance/title policies, the Leases and the Operating Agreements (including, without limitation, the Management Agreement) prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser's claim is satisfied from such insurance policies or agreements. As used herein, the term "Cap" shall mean the total aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000). In no event shall (i) Seller's aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement (as modified by any certificate to be delivered by Seller at Closing pursuant to
Section 4.2(h) hereof), or any other claim whatsoever by Purchaser against Seller hereof exceed the amount of the Cap, or (ii) Seller be liable for any consequential or punitive damages.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

     (a) Seller hereby covenants and agrees that from and after the Effective Date until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to cause Manager (subject to the terms, conditions and restraints in the Management Agreement) to operate and maintain the Hotel in a manner generally consistent with the manner in which Seller caused Manager to operate and maintain the Hotel prior to the Effective Date. Purchaser acknowledges that Seller's ability to control the operation of the Hotel is limited by the terms of the Management Agreement.

     (b) From the Effective Date hereof until Closing or the earlier termination of this Agreement, Seller use commercially reasonable efforts to shall perform its material obligations under the Management Agreement, the Operating Agreements and other agreements that may affect the Property.

     (c) Seller shall, (1) promptly after the mutual execution of this Agreement by Seller and Purchaser, deliver to Manager an estoppel certificate in the form attached hereto as Exhibit H-1 (the "Broad Form Estoppel") and, (2) within thirty (30) days after the expiration of the Inspection Period, deliver to each tenant of the Real Property under the Leases, an estoppel certificate in the form attached to or otherwise provided in the applicable lease or agreement or, if no form is required, substantially the form of Exhibit H-2 attached hereto (collectively, the "Estoppels"), and shall request that Manager and the tenants complete and sign the Estoppels and return them to Seller. Seller shall deliver copies of the completed Estoppels to Purchaser as Seller receives them (whether received before or after Closing). Further:

          (i) In the event that Manager executes the Broad Form Estoppel or some other form of statement that contains, at a minimum, the Required Information, and delivers the same to Seller prior to the expiration of the Inspection Period, Seller shall have no further obligation with respect to delivery of an estoppel certificate from the Manager and the condition set forth in Section 4.6(f) above shall be deemed satisfied.

          (ii) In the event that Manager does not execute the Broad Form Estoppel (or some other form of statement that contains, at a minimum, the Required Information) on or before the expiration of the Inspection Period, Seller shall deliver to Manager an estoppel certificate in the form attached hereto as Exhibit H-3 and shall request that Manager complete and sign the same.

          (iii) In the event that (1) Manager does not provide the Broad Form Estoppel but does provide on or before the expiration of the Inspection Period some form of statement that contains, at a minimum, the Required Information, and
          (2) Purchaser elects not to assume the Management Agreement at Closing pursuant to Section 1.8 above, Seller shall, for the purpose of updating the statement as to the Required Information, not more than forty-five (45) days prior to the scheduled Closing Date, deliver to Manager an estoppel certificate in the form attached hereto as Exhibit H-3 and shall request that Manager complete and sign the same prior to the Closing Date. Receipt of such updated statement as to the Required Information shall not be a condition to Purchaser's obligation to close.

          (iv) As used herein, the "Required Information" shall mean, collectively, a statement(s) from Manager: (1) that the Management Agreement has not been modified and is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modifications); and (2) whether, to the best knowledge of the signatory of such statement, any default exists, including any Event of Default (as defined in the Management Agreement), and if so, specifying each default of which the signatory may have knowledge.

          (v) Notwithstanding any provision of this Agreement to the contrary, Purchaser's receipt of the Estoppels is not a condition to Purchaser's obligation to close and to acquire the Property (except to the extent expressly provided in Section 4.6(f) above) and the failure to obtain estoppel certificates from all or any of such parties shall not (A) constitute a default by Seller hereunder or (B) permit Purchaser to terminate this Agreement or obtain the return of the Earnest Money.

     (d) During the period commencing on the expiration of the Inspection Period and ending on the Closing Date, subject to any express provision of this Agreement to the contrary, Seller shall not, without Purchaser's prior written consent (not to be unreasonably withheld or delayed), (1) personally take the following actions, or, (2) where it has the right to consent, and subject to any restraints arising under or in connection with the Management Agreement, consent to Manager taking the actions described below. Notwithstanding any provision of this Section 5.4(d) to the contrary, Purchaser acknowledges and agrees that all of Seller's covenants herein are expressly made subject to the terms and conditions of the Management Agreement and that Manager may have the right to unilaterally take the following actions without requesting Seller's consent pursuant to the terms of the Management Agreement:

          (i) Voluntarily grant, create or assume any mortgage, lien, encumbrance, easement, covenant, condition, right-of-way or restriction upon the Real Property (other than liens and other claims which will be removed as of the Closing Date);

          (ii) Enter into any new contract with a term which will extend beyond the Closing Date (other than contracts for the replacement or resupply of Consumable Inventory or tangible Personal Property in the ordinary course of business in accordance with past practice); amend, modify, supplement or renew any other material Operating Agreement (other than in the ordinary course of business) in effect as of the Effective Date; or terminate any material Operating Agreement in effect on the date hereof unless the other party to such agreement is in default thereunder; or

          (iii) Enter into any new lease or license with respect to the Real Property; terminate any Lease (unless the tenant thereunder has defaulted in the payment of rent for more than thirty (30) days or otherwise materially defaulted thereunder); enter into any modification of any of the terms of any Lease which modification (A) decreases the rent or any other payments thereunder in any material respect, (B) shortens or extends the current term of such Lease, or (C) substantially increases the obligations of the landlord or substantially decreases the obligations of the tenant under such Lease.

     (e) Seller shall promptly advise Purchaser of any filed litigation, arbitration proceedings or administrative hearings concerning the Property of which Seller obtains actual knowledge.

     (f) Unless the Management Agreement is not being terminated pursuant to Section 1.8 above, Seller shall deliver the notice of termination required under Section 4.4 of the Management Agreement not less than thirty (30) days prior to the Closing.

     (g) Seller shall have given the notices required under any Plant Closing Laws as specified in Section 4.1(b) above. Notwithstanding the election made by Purchaser under Section
     1.9 above, Seller shall terminate all Hotel employees effective as of the end of their workshift on the Closing Date or midnight if their workshift extends past midnight. For purposes of liability under any Plant Closing Laws, the Closing Date is considered to be the "effective date of sale".

     (h) Beginning one (1) week prior to the Closing Date, Seller shall use commercially reasonable efforts to cause Manager to provide to Purchaser, at no cost or expense to Purchaser, a meeting room suitable for Purchaser to conduct interviews and evaluate employment applications of those parties who may seek employment at the Property following Closing and Seller shall instruct Manager to reasonably cooperate with Purchaser's efforts to conduct such interviews.

5.5 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

     (a) ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section
     3(3) of ERISA.

     (b) Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of Hawaii. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser's obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so, and this Agreement is enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws.

     (c) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

     (d) Patriot Act Compliance. Neither Purchaser nor any individual or entity having an interest in Purchaser is a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

     (e) Liquor License. Purchaser has no knowledge of any reason that Purchaser, or its applicable designee, would not be approved by the Department of Liquor Control - County of Maui in a timely manner following its application for a temporary liquor license (or a transfer of Operating Company's liquor license) for the Hotel.

5.6 Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in
Section 5.5(a) shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of one (1) year.

5.7  Covenants of Purchaser.

     (a) In connection with its investigation of the Property during the Inspection Period, Purchaser may at its election (but subject to the limitations of Section 3.1 above) inspect the Property for the presence of Hazardous Substances (as defined below), and in such event shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller and releases Seller from all liability arising from the presence of Hazardous Substances on the Property. Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser's behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act ("ADA"), 42 U.S.C. 12101, et seq., if applicable). As used herein, "Hazardous Substances" means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as "CERCLA"), as amended, the Superfund Amendments and Reauthorization Act (commonly known as "SARA"), the Resource Conservation and Recovery Act (commonly known as "RCRA"), or any other federal, state or local legislation or ordinances applicable to the Property. This Section 5.7(a) shall survive Closing.

     (b) All baggage or other property of guests of the Hotel which has been checked with or left in the care of Seller and remains in Seller's care as of the Cutoff Time shall be inventoried and tagged jointly by Seller and Purchaser. Purchaser hereby agrees to defend, indemnify and hold harmless the Seller against any claims, losses or liabilities in connection with such baggage and property arising out of the acts or omissions of Purchaser from and after the Closing Date. Seller hereby agrees to defend, indemnify and hold harmless Purchaser against all claims, losses and liabilities with respect to such baggage and property arising out of the acts or omissions of the Seller prior to the Closing Date. This Section 5.7(b) shall survive Closing.

     (c) As of the Closing Date, Seller shall deliver to Purchaser a list of all guests of the Hotel maintaining items in safe deposit boxes. Purchaser hereby agrees to defend, indemnify and hold harmless the Seller against any claims, losses or liabilities in connection with such safe deposit boxes arising out of the acts or omissions of Purchaser from and after the Closing Date. Seller hereby agrees to defend, indemnify and hold harmless Purchaser against all claims, losses and liabilities with respect to such safe deposit boxes arising out of the acts or omissions of the Seller prior to the Closing Date. This Section 5.7(c) shall survive Closing.

     (d) Purchaser shall honor (and shall cause the Manager or any successor manager to honor) all reservations at the Hotel, or for any related conference, banquet, or meeting space or any other facilities, made through or in connection with the Hotel prior to the Cut-Off Time for periods on or after the date of Closing. This Section 5.7(d) shall survive Closing.

     (e) The Hotel is presently a member of the Kapalua Resort Association (the "Association"). Purchaser understands that from and after the Closing Date, Purchaser, as owner of the Hotel, shall become and remain a member of the Association with all obligations of membership including the obligation to make contributions to the Association. Purchaser shall retain any votes as a member of the Association which are attributable to the Land (as the owner of the Land) and Purchaser (as the purchaser of the Hotel) shall receive and be entitled to exercise all votes attributable to the Hotel, if any.

     (f) Purchaser acknowledges the existence of the Kapalua Marketing Association, a non-profit Hawaii corporation ("KMA"). Purchaser understands that from and after the Closing Date, Purchaser shall become and remain a member of KMA with respect to the Hotel and make its contribution to KMA.

     (g) Purchaser and Seller agree that Seller's obligations as "Lessee" and Purchaser's rights as "Lessor" under Section 7 of the Hotel Ground Lease with respect to a sale of the Property by Seller are hereby modified and supplemented by the following:

          (i) As used herein, an "Eligible Termination Event" shall mean any right of Purchaser to terminate this Agreement, excluding only termination as a result of (A) a Seller default (subject to Seller's cure rights as provided in Section 6.3 below), (B) a failure of the condition precedent for Purchaser's benefit set forth in Section 4.6(d) above (following the expiration of the notice and cure period set forth in Section 4.8(b) above), or (C) a failure of the condition precedent for Purchaser's benefit set forth in
          Section 4.6(e) above, provided that (1) such failure is solely as a result of reasons not within Purchaser's control, (2) Purchaser has fully and timely complied with the requirements of Section 4.9 above, (3) Purchaser shall have extended the Outside Closing Date as permitted by
          Section 4.9(c) above and during such extension period continued to diligently and in good faith pursue approval of its liquor license application, and (4) such failure is not the result of any of the officers or directors of Purchaser (or any entity affiliated with Purchaser that is subject to the review of the Department of Liquor Control - County of Maui in connection with Purchaser's liquor license application) being deemed not "fit and proper" under applicable statutes governing issuance of liquor licenses by the Department of Liquor Control - County of Maui, as a result of their criminal history or otherwise.

          (ii) Notwithstanding anything in this Agreement to the contrary, concurrently with Purchaser's delivery of written notice of termination in connection with any Eligible Termination Event, Purchaser shall provide written notice to Seller (A) of a lower purchase price at which Purchaser would be willing to forego termination and proceed to close the purchase the Property (the "Continuation Price"), or (B) that Purchaser is unwilling to proceed to purchase the Property at any price (the "Rejection Notice"). Seller shall have the right, in its sole and absolute discretion to reject or accept the Continuation Price as a substitute for the Purchase Price by written notice delivered to Purchaser within five (5) days following receipt of Purchaser's Continuation Price notice (during which period the effectiveness of Purchaser's termination shall be tolled) and in the event Seller gives timely notice of acceptance of the Continuation Price in writing Purchaser's notice of termination shall be null and void and of no further force or effect and the Closing shall occur as scheduled without change to this Agreement or the obligations of the parties other than the Purchase Price being reduced to the Continuation Price.

          (iii) In the event that Purchaser terminates the Agreement in connection with any Eligible Termination Event, and has provided Seller with a Continuation Price, then Seller shall be free to sell the Hotel to any party at a price that is equal to or greater than the Continuation Price and on terms which are not materially more favorable to the purchaser than the terms of this Agreement, without being subject to the terms of Section 7 of Article XI of the Hotel Ground Lease or any other constraints on a sale under the terms of the Ground Leases. In the event that, following a termination of this Agreement and the delivery of a Continuation Price under this subsection (g)(ii) above, Seller agrees to sell the Hotel at a price that is less than the Continuation Price or on terms and conditions materially more favorable to the purchaser than the terms of this Agreement, the provisions of Section 7 of Article XI of the Hotel Ground Lease shall govern such potential sale as applicable.

          (iv) In the event that (A) Purchaser terminates this Agreement for any Eligible Termination Event, and has provided Seller with a Rejection Notice or has failed to provide either a Rejection Notice or a Continuation Price concurrently with a termination notice, or (B) Seller terminates this Agreement following a breach by Purchaser (subject to Purchaser's cure rights as provided in Section
          6.3 below), then in any such event, Seller shall be free to sell the Hotel to any party on such terms and conditions as Seller shall deem appropriate in its sole discretion, without being subject to the terms of Section 7 of Article XI of the Hotel Ground Lease or any other constraints on a sale under the terms of the Ground Leases.

     This Section 5.7(g) shall survive any termination of this Agreement.

     (h) Purchaser shall either: (1) rehire substantially all of the active employees at the Hotel as of Closing upon or immediately after Closing (but may terminate such employees as it deems appropriate following Closing), or (2) indemnify Seller against any claims, damages, costs and liabilities caused by Purchaser's failure to so rehire substantially all of the employees at the Hotel. This Section 5.7(h) shall survive Closing.


                         ARTICLE VI
                           DEFAULT

6.1 Default by Purchaser. If Purchaser commits a material default under this Agreement (including, without limitation, a failure to purchase the Property, a failure to make the closing deliveries required by Section 4.3 above or the breach of a representation or warranty under this Agreement), Seller shall be entitled, as its sole remedy (without limiting Seller's rights under Section 10.16 below), to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate
thereof.   THEREFORE, BY PLACING THEIR INITIALS  BELOW,  THE
PARTIES ACKNOWLEDGE THAT THE DEPOSIT AND ANY INTEREST THEREON HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS
SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A
FORFEITURE   OR  PENALTY,  BUT  IS  INTENDED  TO  CONSTITUTE
LIQUIDATED DAMAGES TO SELLER.

          Initials: Seller              Purchaser

Nothing contained in this Section 6.1 shall limit or prevent Seller from (a) terminating this Agreement and asserting any claims for damages for defaults by Purchaser under this Agreement that are not "material" as set forth above, (b) asserting any claims against Purchaser for attorneys' fees and other amounts under Section 10.16 below, (c) enforcing any indemnity obligation of Purchaser under this Agreement or preclude Seller from obtaining a damage award in connection therewith, or (d) enforcing Purchaser's other obligations and liabilities which survive a termination of this Agreement.

6.2 Default by Seller. In the event that Seller fails to consummate this Agreement for any reason other than
Purchaser's default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce  specific  performance  of  Seller's  obligation  to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred. Notwithstanding anything herein to the contrary, in the event that Seller sells the Hotel in violation of the provisions of Section 5.7(g)(ii) above, the provisions of this Section 6.2 and Section 10.8 below shall not limit Purchaser's rights and remedies under the Hotel Ground Lease in connection with a default by Seller under Section 7 of Article XI of the Hotel Ground Lease (as such Section 7 has been modified by Section 5.7(g) of this Agreement).

6.3 Right to Cure Defaults. Notwithstanding anything to the contrary in this Agreement, (i) Seller shall not have the right to exercise its right to terminate this Agreement under Section 6.1 for a Purchaser default, and (ii) Purchaser shall not have the right to exercise its right to terminate this Agreement under Section 6.2 for a Seller default, unless the non-defaulting party has provided written notice to the defaulting party specifying in reasonable detail the nature of the default, and the defaulting party fails to completely cure the default within three (3) business days after delivery of such notice. Notwithstanding the foregoing, neither Seller nor Purchaser shall be entitled to the cure periods set forth in this
Section 6.3 in connection with a failure to deliver the items required under, as to Seller, Section 4.2(a) - (p), and as to Purchaser, Section 4.3(a) - (g).


                         ARTICLE VII
                        RISK OF LOSS

7.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller's option, assigns to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2 Major Damage. In the event of a "major" loss or damage, Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, in which event the Earnest Money shall be returned to Purchaser. If Purchaser fails to deliver notice of termination of this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either
(a) perform any necessary repairs, or (b) assign to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3 Definition of "Major" Loss or Damage. For purposes of Sections 7.1 and 7.2, "major" loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Three Million Dollars ($3,000,000), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.


                        ARTICLE VIII
                         COMMISSIONS

8.1 Brokerage Commissions. Each party agrees that should any claim be made for brokerage commissions or finder's fees by any broker or finder through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph
shall  survive  Closing  or  earlier  termination  of   this
Agreement.


                         ARTICLE IX
                   DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby including. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and
(c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

9.2  DISCLAIMERS.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION
5.1 ABOVE, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", SUBJECT ONLY TO SELLER'S REPRESENTATIONS AND WARRANTIES AS EXPRESSLY SET FORTH IN SECTION 5.1 ABOVE AND SELLER'S EXPRESS COVENANTS AND OBLIGATIONS CONTAINED HEREIN. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1 ABOVE AND SELLER'S EXPRESS COVENANTS AND OBLIGATIONS CONTAINED HEREIN, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. AT CLOSING, PURCHASER SHALL HAVE CONDUCTED SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. SUBJECT ONLY TO SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES IN SECTION 5.1 ABOVE AND SELLER'S EXPRESS COVENANTS AND OBLIGATIONS CONTAINED HEREIN, UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND SUBJECT ONLY TO SELLER'S REPRESENTATIONS AND WARRANTIES AS EXPRESSLY SET FORTH IN SECTION 5.1 ABOVE AND SELLER'S EXPRESS COVENANTS AND OBLIGATIONS CONTAINED HEREIN, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. SUBJECT ONLY TO SELLER'S LIABILITY FOR A BREACH OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES IN SECTION 5.1 ABOVE, PURCHASER AGREES THAT, AS BETWEEN SELLER AND PURCHASER (BUT NOT AS AN INDEMNITY AGAINST THIRD PARTY CLAIMS), SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER.
     The waivers and releases set forth in Section 5.7(a) and in the immediately preceding paragraph include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser's waiver or release of Seller.

     Notwithstanding the foregoing, in no event shall the provisions of this Section 9.2 limit the indemnification obligations set forth in Section 1.13 above.

9.3 Repairs, Reserves, and Capital Expenditures. Purchaser acknowledges that and agrees that (a) Seller shall have no obligation to make any repairs, replacements, improvements or alterations to the Property or to expend any funds therefore, including, without limitation, any reserves that may be held for such purpose, and (b) Purchaser shall not be entitled to a credit to the Purchaser Price at Closing in the event capital expenditures actually made at the Hotel for 2004 are less than the budgeted amount as of the date of the Closing.

9.4  Effect and Survival of Disclaimers.  Seller and
Purchaser agree that the provisions of this Article IX shall survive Closing.


                          ARTICLE X
                        MISCELLANEOUS

10.1 Confidentiality. Prior to Closing, except as may be required by law (including any SEC requirements), (a) each of Seller and Purchaser agrees to maintain the confidentiality of the terms and provisions of this
Agreement and (b) Purchaser agrees to maintain the confidentiality of all information respecting the Property (including the terms and provisions of this Agreement) received from Seller, Seller's employees or agents or from Purchaser's inspections; provided, however, that Purchaser shall be permitted to disclose such information to its employees, consultants, attorneys and/or agents, partners, lenders, and others retained in connection with this transaction provided such third parties agree to similarly maintain the confidentiality of such information. After the Closing, neither Seller nor Purchaser shall make any general public statements or news releases, or any statements that may become public, regarding this transaction except with the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Purchaser's and Seller's obligations under this Section shall survive Closing or the earlier termination of this Agreement.

10.2 Intentionally Omitted.

10.3 Assignment. Except for an assignment to a partnership, limited liability company or other entity which is directly or indirectly controlled by Purchaser, Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval which may be given or withheld in Seller's sole discretion. Any assignment by Purchaser of all or part of this Agreement shall not relieve Purchaser from liability for a breach of Purchaser's obligations under this Agreement. Without limiting the foregoing, in no event shall Purchaser assign this Agreement to any assignee which, in the reasonable judgment of Seller, will cause the transaction contemplated hereby or any party thereto to violate the requirements of ERISA.

10.4 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or
(b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or
(d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

Yarmouth Capital Partners LP II
c/o Morgan Stanley
3424 Peachtree Rd., Suite 800
Atlanta, GA  30326
Attention: Bo Reddic
Facsimile No.: (404) 848-8902

With a copy to:

Morgan Stanley US RE Investing Division
440 South LaSalle Street
One Financial Place, Floor 37
Chicago, IL 60605
Facsimile No.: (312) 706-4876
Attention: Jill Johnson

With a copy to:

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, California 90071
Attention: Alan Weakland, Esq.
Facsimile no. (213) 996-3241

If to Purchaser:

Maui Land & Pineapple Company, Inc.
P.O. Box 187
Kahului, Maui, Hawaii 96732
Attention: David Cole
Facsimile no. (808) 871-0953

With a copy to:

Teel, Palmer & Roeper
ICW Plaza at Torrey Reserve
11455 El Camino Real, Suite 300
San Diego, California 92130
Attention: Dean E. Roeper, Esq.
Facsimile no. (858) 794-2909

10.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.6 Calculation of Time Periods; Time is of the
Essence. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time where the Real Property is located. Time is of the essence of this Agreement.

10.7 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.8 Entire Agreement. This Agreement, including the Exhibits, the Schedules and any confidentiality agreement executed by Purchaser, the Hotel Ground Lease and the Restaurant Ground Lease (each subject to limitations on liability and releases set forth herein) contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.9 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section
10.9 shall survive Closing.

10.10 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. In order to expedite the transaction contemplated herein, telecopied or facsimile signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.11 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.12 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE LAND IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE LAND IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE LAND IS LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.12 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.13 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.14 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

     Exhibit A               -  Legal Description of the
                                Leasehold Land (Hotel)
     Exhibit B-1             -  Hotel Ground Lease Assignment
     Exhibit B-2             -  Restaurant Ground Lease Assignment
     Exhibit C               -  Bill of Sale
     Exhibit D-1             -  Assignment and Assumption of
                                Operating Agreements and Intangibles
     Exhibit D-2             -  Assignment and Assumption of
                                Supplemental Agreement
     Exhibit D-3             -  Assignment and Assumption of
                                Reciprocal Use Agreement
     Exhibit E               -  Assignment and Assumption of Leases
     Exhibit F               -  FIRPTA/HARPTA Certificate
     Exhibit G               -  Designation Agreement
     Exhibit H-1             -  Broad Form Estoppel
     Exhibit H-2             -  Form of Tenant Estoppel
     Exhibit H-3             -  Alternate Form of Manager Estoppel
     Exhibit I               -  Form of Release for Ground Leases
     Schedule 1.1(h)         -  List of Leases
     Schedule 3.1            -  Potentially Invasive
                                Testing
     Schedule 3.2            -  Property Reports
     Schedule 4.4(b)(xvii)   -  Gift Certificates/Vouchers
     Schedule  5.2(g)        -  List of Specific Operating
                                Agreements

10.15 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.16 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

10.17 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.18 Attorneys Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in addition to any other relief awarded by the court.

10.19 Waiver of Jury Trial. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

10.20 No Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision.
Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

10.21 No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Purchaser and Seller. Purchaser understands and agrees that Seller shall have the right to continue to market the Property and/or to negotiate with other potential purchasers of the Property until the expiration of the Inspection Period and the satisfaction or waiver in writing of all conditions to the obligations of Purchaser under this Agreement; provided, however, that in the event that Seller enters into a contract for the sale of the Property during such time period, the rights of the purchaser thereunder shall be subject to Purchaser's rights under this Agreement.

10.22 No Recordation. Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records.

10.23 Liability under Ground Lease Assignment. Purchaser agrees that if Purchaser has any right or claim against Seller pursuant to any warranty of title in the Hotel Ground Lease Assignment or the Restaurant Ground lease Assignment or in this Agreement with respect to warranties of title in the Hotel Ground Lease Assignment or the Restaurant Ground lease Assignment, if any, Purchaser shall exhaust all of its rights and remedies against the Title Company pursuant to the Title Policy prior to bringing any claim or action against Seller in respect of such warranties of title. The provisions of this Section 10.23 shall survive Closing.

10.24 Like-Kind Exchange. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that Seller shall have the right at Closing, in lieu of receiving the Purchase Price for the sale of the Property, to exchange the Property (the "Tax-Free Exchange") in a transaction intended to qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service (collectively, the "Code"). If Seller elects to effect a Tax-Free Exchange pursuant to this Section 10.24, Seller shall provide written notice to Purchaser prior to Closing, in which case Seller shall enter into an exchange agreement and other exchange documents with a "qualified intermediary" (as defined in Treas. Reg. 1.1031(k)-1(g)(4) of the Code) (the "Exchange Party"), pursuant to which Seller shall assign all of its right, title and interest under this Agreement to the Exchange Party. Purchaser shall execute and deliver such documents as may be required to complete the transactions contemplated by the Tax-Free Exchange which are in form and substance reasonably acceptable to Purchaser, and otherwise cooperate with Seller in all reasonable respects to effect the Tax-Free Exchange. Purchaser agrees that if Seller elects to effect a Tax-Free Exchange pursuant to this Section 10.24, at Closing, Purchaser shall pay the Purchase Price to the Exchange Party and direct Escrow Agent to disburse the Earnest Money to the Exchange Party. Notwithstanding the foregoing in this
Section 10.24, the Tax-Free Exchange shall not diminish Purchaser's rights, nor increase Purchaser's liabilities or obligations, under this Agreement. Seller shall pay for all fees, costs and expenses in connection with the Tax-Free Exchange.

                  [SIGNATURE PAGE FOLLOWS]


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

YCP KAPALUA L.P.,
a Delaware limited partnership

By:  YCP Kapalua G.P. Inc.,
     a Delaware corporation
     Its General Partner

        By:   Illegible
        Its:  Vice President

YCP KAPALUA OPERATOR, INC.,
a Delaware corporation

By:     /S/ JILL L. JOHNSON
Its:    Vice President


PURCHASER:

MAUI LAND & PINEAPPLE COMPANY, INC.,
a Hawaii corporation


By:     /S/ DAVID C. COLE
Name:       David C. Cole
Its:        President



By:     /S/ PAUL J. MEYER
Name:       Paul J. Meyer
Its:    Executive Vice President/Finance